Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Noble Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule (2)	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate (3)	Amount of Registration Fee
Equity	Ordinary Shares, par value $0.00001 per share	Other	7,716,049 shares	$24.84	$191,666,657.16	0.0000927	$17,767.50
Total Offering Amounts					$191,666,657.16		$17,767.50
Total Fee Offsets							—
Net Fee Due							$17,767.50

(1)

Consists of ordinary shares, par value $0.00001 per share (“Ordinary Shares”), of Noble Corporation issuable in respect of awards granted under the Noble Corporation 2021 Long-Term Incentive Plan (as amended from time to time, the “Plan”), which include Ordinary Shares that may again become available for delivery with respect to awards under the Plan pursuant to the share counting, share recycling and other terms and conditions of the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such indeterminate number of additional Ordinary Shares as may become issuable under the Plan as a result of share splits, share dividends or similar transactions pursuant to the adjustment or antidilution provisions thereof.

(2)

Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for purposes of calculating the registration fee. The proposed maximum offering price per Ordinary Share and maximum aggregate offering price are based on the average of the high and low sales prices of the Ordinary Shares as reported on the New York Stock Exchange on January 31, 2022.

(3)

The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $92.70 per $1,000,000 of the proposed maximum aggregate offering price.